Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

June 14, 2006

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin  53217

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Manpower Inc., a Wisconsin corporation (the “Company”), of up to 3,000,000 additional shares of common stock, $.01 par value (the “Shares”) pursuant to the Manpower Inc. 2003 Equity Incentive Plan, as amended (the “Plan”) as described in the Company’s Prospectus dated June 14, 2006 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about June 14, 2006 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes (including any judicial interpretations thereof and any successor of said Section 180.0622(2)(b).  Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof.  Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes has been repealed effective June 14, 2006.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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